EX-28.a.26

DFA INVESTMENT DIMENSIONS GROUP INC.

ARTICLES OF AMENDMENT

DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: From and after the Effective Time (as hereinafter defined), the Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “Dimensional Retirement Equity Fund II” to the “World Core Equity Portfolio.”

THIRD: The foregoing amendment to the Charter of the Corporation, as set forth above, has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and the amendment is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: The amendment to the Charter of the Corporation, as set forth above, does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series of the Corporation that is the subject of the amendment.

FIFTH: These Articles of Amendment shall become effective at 8:00 a.m. Eastern Time on June 27, 2014 (the “Effective Time”).

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IN WITNESS WHEREOF, DFA Investment Dimensions Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 26th day of June, 2014; and its Vice President acknowledges that these Articles of Amendment are the act of DFA Investment Dimensions Group Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                                                           DFA INVESTMENT DIMENSIONS GROUP INC.

By:        /s/ Valerie A. Brown                                          By:  /s/ Carolyn L. O
   Valerie A. Brown, Assistant Secretary           Carolyn L. O, Vice President